[GRAPHIC OMITTED]


                                                                  March 21, 2002




Brightcube, Inc.
240 Center Street
El Segundo, California  90245

Gentlemen:

     This letter will confirm our mutual agreement with respect to our engagement as exclusive Placement Agent ("Distributors") to act on behalf of Brightcube, Inc. (the "Company") in connection with the offer and sale on a best efforts basis of up to 30,000,000 shares of Common Stock (in one or more tranches), subject to applicable regulations. Sale of the shares will be duly registered pursuant to the Securities Act of 1933 (the "Securities Act").

     1. The engagement hereunder shall be for a term commencing upon the execution of this letter by the Company and continuing until December 31,2002. You represent that no other offering is presently in progress by the Company which has not been disclosed to us.

     2.   (a)     The  net  proceeds  to  be  received  by  the  Company  after deducting Distributor's Fees shall be 90% of the Purchase Price. Other than the placement fee payable hereunder and the Warrants, the Distributor shall not be entitled to any additional compensation from the Company, nor shall Distributor be reimbursed for its expenses. The Company shall pay a reasonable expense allowance for legal fees of Distributors' counsel, which shall be capped at $30,000 plus the expense of Blue Sky filings in relevant states.

          (b) Each Purchaser will be an "accredited investor" as said term is defined in Rule 501 under Regulation D promulgated under the Act.

          (c) The Company shall have the right in its sole discretion to reject any subscription and to disapprove any person or entity which is proposed by the Distributor to be a purchaser of any Common Stock.

          (d) Each Purchaser will, within two business days after acceptance by the Company of a Securities Purchase Agreement ("Securities Purchase Agreement") in the form annexed hereto as Exhibit A, pay the purchase price for the Common Stock in escrow to the Escrow Agent. The Escrow Agent is authorized to release the funds of each Purchaser after all of:

                  (i) the Company approves such Purchaser and Securities Purchase Agreement, which have been submitted and signed by the Purchaser,

                  (ii) the Company has caused to be delivered to the Escrow Agent or his designee, Common Stock purchased by such Purchaser and the opinion of counsel attached as Annex I to the Agreement, and

                  (iii) the  Escrow  Agent  has received good funds representing the purchase price for the Common Stock, and disbursed same to the Company.


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     3.     The  Company will cause the Common Stock  purchased pursuant to such
Agreement to be delivered to Krieger & Prager, LLP as escrow agent (the "Escrow Agent") pursuant to the terms of the Joint Escrow Instructions attached as Annex II to the Agreement.

     4. The Distributor represents, warrants and agrees that each Purchaser of the Common Stock will be qualified to purchase the Common Stock under the laws of the jurisdiction in which such person resides and that the offer and sale of the Common Stock will not violate the securities or other laws of such jurisdiction. The Company agrees that with respect to any offerees resident in the United States, the Company will file, at the request of Distributor, such necessary applications with any applicable securities regulatory authority, provided, that all U.S. offerees will be accredited investors. The Distributor is a member of NASD and a licensed broker-dealer.

     5. Distributor is an independent contractor, and is not the agent of the Company. It is not authorized to bind the Company, or to make any representations or warranties on behalf of the Company.

     6. As more fully described in Exhibit B hereto, which is incorporated herein by reference, each party hereto will indemnify and hold the other (including its partners, agents, employees, and controlling persons within the meaning of Section 15 of the Act or Section 20 of the Exchange Act) harmless from and against certain claims, liabilities, losses, damages and expenses incurred, including fees and disbursements of counsel, related to or arising out of this engagement. Exhibit B will be executed and delivered simultaneously with this agreement.

     7. The Company agrees to issue to Distributor at each Closing, transferable divisible warrants (the "Warrants") not to exceed 1,000,000 shares of Common Stock, issued as pro-rata percentage (3.33%) of the number of shares of Common Stock purchased. Such Warrants shall bear an exercise price per share of Common Stock equal to 105% of the Purchase Price of the relevant Common Stock, and shall be exercisable immediately upon issuance, and for a period of five (5) years thereafter, with piggy-back registration rights for the underlying shares in the Registration Statement.

     8. Of the net proceeds received by the Escrow Agent on behalf of the Company hereunder, the Escrow Agent will be authorized to remit such amounts as mutually agreed-upon by both the Company & Distributor (but not exceeding
$1,325,000) in repayment of that series of promissory notes issued by the Company in 2002 with the assistance of the Distributor

     9. The Company represents, warrants, and agrees that, in addition to the warranties to be made by the Company to the Purchasers:

          (a) the Common Stock to be issued will be registered pursuant to the Securities Act of 1933, the Company has timely filed all the material required to be filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 for a period of at least twelve months preceding the date hereof, and the Company will continue to file all such material on a timely basis;

          (b) the Company is in full compliance, to the extent applicable, with all reporting obligations under either Section 12(b), 12(g) or 15(d) of the Securities Exchange Act of 1934. The Company has registered its Common Stock pursuant to Section 12 of the Exchange Act and the Common Stock is listed on OTC Bulletin Board, and has received no notice, either oral or written, with respect to its continued eligibility for such listing;

          (c) the Common Stock will be offered and sold in compliance with all U.S. securities laws and regulations; it being understood that this representation, warranty and agreement is made relying exclusively on the representations, warranties and agreements made by the Distributor and/or Purchasers herein or in the applicable subscription documents. The Company will, at its expense, make all filings required under the Securities Act or the Securities Exchange Act, and any applicable domestic securities exchange or trading market, if any;

          (d) all information furnished by the Company to Purchasers will not contain any untrue statement of material fact or omit to state a material fact required to be stated or necessary to make the statements therein not misleading; provided however, that this representation and warranty does not extend to written material furnished to the Company by Distributor relating to Distributor or the distribution process;


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          (e)     the Company has all requisite corporate power and authority to execute and perform this agreement. All corporate action necessary for the authorization, execution, delivery and performance of this agreement and the transaction contemplated hereby have been taken. This agreement constitutes a valid and binding obligation of the Company;

          (f) the execution and performance of this agreement by the Company and the offer and sale of the Common Stock will not violate any provision of the Articles of Incorporation or By-laws of the Company or any material agreement or other instrument to which the Company is party or by which it is bound, and which violation(s) would have a material adverse effect on the business or financial condition of the Company. Any material necessary approvals, U.S. governmental and private, will be obtained by the Company prior to the issuance of the Common Stock;

          (g) the Company makes no other representation or warranty with respect to the Company, its finances, assets, business or prospects or otherwise, except as expressly set forth herein or in the Agreement. Distributor will advise each Purchaser and potential Purchaser of the foregoing, and that such Purchaser is relying on its own investigation with respect to all such matters, and that it will be given reasonable access to any and all material publicly available documents and Company personnel it may require for such investigation; and

          (h) The Company is eligible to and will file a Registration Statement on Form SB-2 with a Plan of Distribution substantially as set forth in Annex III.

     10.  (a)        During  the  period  commencing  on  the  Closing  Date and continuing through and including the one hundred and twenty (120) days after the Effective Date, the Company will not issue any Common Stock or securities convertible into Common Stock for consideration consisting of cash or cash equivalents (except upon the exercise of outstanding options or warrants, if any), except through the Distributor.

          (b)     Intentionally  omitted.

          (c) (i) If the Bridge Loan referenced in Section 8 remains outstanding during the period commencing on the one hundred and twenty first
(121)  day  after the Effective Date and continuing through and including twelve
(12) months after the Effective Date (the "Restricted Period"), the Company hereby grants to the Distributor a right of first refusal (the "Right of First Refusal") to place the New Securities (as defined below) that the Company may, from time to time and in one or more transactions, propose to sell and issue. This Right of First Refusal shall be subject to the provisions of this Section
9.  This  right  will  terminate  upon  full  repayment  of  the  Bridge  Loan.

               (ii) The term "New Securities" means any offering by the Company of any capital stock or debentures (provided such stock or debentures is or is convertible into Common Stock).

               (iii) In the event that the Company proposes to undertake an issuance of New Securities during the Restricted Period, the Company shall give written notice thereof (an "Offering Notice"). The Offering Notice shall specify, in detail, the type of New Securities, the price and the general terms and conditions upon which the Company proposes to issue the same.


               (iv) The Distributor shall have the right, for a period (the "Exercise Period") expiring at 11:59 PM (Eastern Time) on the fifth (5th) business day after the giving of the Offering Notice, to purchase or place the New Securities for the price and on the general terms and conditions specified in the Offering Notice. Such exercise shall be effected by the Distributor giving written notice of such exercise (the "Exercise Notice") to the Company as hereinafter provided.

               (v) In the event the Distributor declines or fails to exercise in full the Right of First Refusal before the expiration of the Exercise Period , the Company shall have the right, for a period of sixty (60) days thereafter (the "Third Party Sale Period"), to sell the New Securities as to which the Distributor did not exercise the Right of First Refusal to one or more third parties at a price and upon terms and conditions no more favorable to the Purchasers thereof than specified in the Offering Notice. Within two (2) business days of the consummation of such sale to a third party during the Third Party Sale Period, the Company shall provide the Distributor with notice thereof, specifying the material terms thereof and confirming that such transaction was consummated upon terms and conditions no more favorable to the Purchasers thereof than specified in the Offering Notice. In the event the


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Company has not sold the New Securities before the expiration of the Third Party
Sale Period, the Company shall not sell any New Securities (whether the New Securities described in the Offering Notice or other New Securities) without affording the Purchaser the right to exercise the Right of First Refusal as provided herein.
          11. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York. Each of the parties consents to the jurisdiction of the federal courts whose districts encompass any part of the City of New York or the state courts of the State of New York sitting in the City of New York in connection with any dispute arising under this Agreement and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non coveniens, to the bringing of any such proceeding in such jurisdictions. A facsimile transmission of this signed Agreement shall be legal and binding on all parties hereto. This Agreement may be signed in one or more counterparts, each of which shall be deemed an original. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement or the validity or enforceability of this Agreement in any other jurisdiction. This Agreement may be amended only by an instrument in writing signed by the party to be charged with enforcement. This Agreement supersedes all prior agreements and understandings among the parties hereto with respect to the subject matter hereof. Any notices required or permitted to be given under the terms of this Agreement shall be sent by mail or delivered personally or by courier and shall be effective five days after being placed in the mail, if mailed, or upon receipt, if delivered personally or by courier, in each case addressed to a party at such party's address as a party shall have provided by notice to the other party. Each party hereto shall cooperate and shall take such further action and shall execute and deliver such further documents as may be reasonably requested by any other party in order to carry out the provisions and purposes of this Agreement.

Dated:  March 21, 2002

                               vFINANCE  INVESTMENTS,  INC.


                               By:  /s/
                                    -------------------------------------
                                      Its
                                           ------------------------------


AGREED  &  ACCEPTED:

BRIGHTCUBE,  INC.


By:  /s/  Eric  Howard
           Its  Chief Financial Officer


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